Contact:	Timothy M. Doyle Senior Managing Director, CFO 858.551.0511

FOR IMMEDIATE RELEASE

ITLA CAPITAL CORPORATION REPORTS
QUARTERLY EARNINGS FOR THE THIRD QUARTER ENDED
SEPTEMBER 30, 2004

La Jolla, California (November 3, 2004) --- ITLA Capital Corporation (NASDAQ-ITLA) today reported net income for the third quarter of 2004, primarily resulting from the operations of its wholly-owned subsidiaries, Imperial Capital Bank (the Bank) and Imperial Capital Real Estate Investment Trust (the REIT) of $5.5 million or $0.86 per diluted share compared to $5.4 million or $0.83 per diluted share for the third quarter of 2003. President and Chief Executive Officer George W. Haligowski stated that "We are pleased with the Company's performance during the third quarter with total assets exceeding $2.0 billion for the first time in the Company's 30 year history. Our long term strategy to expand our small balance multi-family lending platform is beginning to contribute to the Company's performance, driving future growth and shareholder value."

Net interest income before provision for loan losses was $20.1 million in the third quarter of 2004, compared to $20.0 million for the same period in 2003. Despite the minimal change in net interest income before provision for loan losses, the Bank's net interest income increased $2.4 million, or 12.8%, compared to the same period last year. This increase was offset by a decline in net interest income earned at the REIT and the effect of interest expense from the Company's trust preferred securities as a result of the adoption of FASB Interpretation Number 46 (FIN 46), Consolidation of Variable Interest Entities, at December 31, 2003. The increase in the net interest income of the Bank was primarily a result of an increase in the average balance of loans outstanding, reflecting an increase in loan production, and the increase in the average balance of investment securities held-to-maturity. The Bank's net interest income also increased as a result of a general decline in the average cost of funds, which was caused by deposits repricing to lower current market interest rates. The increase in the Bank's net interest income was partially offset by a decline in the yield of its loan portfolio as higher yielding loans were repaid and replaced by new loan production at lower current market interest rates, as well as an increase in the average balance of interest bearing liabilities. The decline in the REIT's net interest income was primarily attributable to a reduction in the average balance of its loan portfolio partially offset by a corresponding decline in the average balance of its collateralized mortgage obligations. The adoption of FIN 46 required that, beginning on January 1, 2004, the Company record the interest expense incurred on its junior subordinated debentures related to its trust preferred securities in the consolidated statements of income. Prior period financial information has not been restated for the adoption of FIN 46, and as a result, amounts recorded relating to interest payments to the trusts are recorded as minority interest income of subsidiary during the same period last year.

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ITLA Capital Corporation reports quarterly earnings
For the third quarter ended September 30, 2004

The Bank's loan originations for the three months ended September 30, 2004 were $231.5 million, which consisted of $139.6 million of commercial real estate loans, $59.8 million of Imperial Capital Express (ICE) small balance multi-family loans, $27.3 million of film finance loans and $4.8 million of franchise loans. The Bank's loan originations for the same period last year were $228.8 million, which consisted of $143.7 million of commercial real estate loans, $40.0 million of ICE small balance multi-family loans, $27.6 million of film finance loans and $17.5 million of franchise loans. During the same period last year, the Bank also purchased loans of $50.8 million. Haligowski commented that: "We are particularly encouraged by the growth in our ICE production, which represents the highest level of small balance multi-family loan production since establishing this lending platform. During the quarter, ICE production represented over 25 percent of our current period production."

The provision for loan losses was $1.1 million during the current quarter as compared to $750,000 for the same period last year. The current period provision was recorded to provide for reserves adequate to support the known and inherent risks of loss in the loan portfolio and for specific charge-offs experienced during the quarter. The provision for loan losses for the same period last year was recorded to provide reserves adequate to support the known and inherent risks of loss in the loan portfolio and the valuation of certain non-performing loans and other loans of concern as of September 30, 2003.

General and administrative expenses increased to $9.9 million in the current quarter, compared to $9.0 million for the same period in the previous year. The increase was primarily attributable to the Bank's continued national expansion of the ICE small balance multi-family real estate lending platform. The Company's efficiency ratio (defined as recurring general and administrative expenses as a percentage of net revenue) was 49.5 percent in the third quarter of 2004 as compared to 43.2 percent for the same period last year.

Net income for the nine months ended September 30, 2004 increased to $24.9 million or $3.80 per diluted share, compared to $23.9 million or $3.69 per diluted share for the same period last year. Net interest income before provision for loan losses decreased 4.1 percent to $62.4 million for the nine months ended September 30, 2004, compared to $65.1 million for the same period last year. The decrease was caused by a decline in net interest income earned at the REIT and the effect of interest expense from the Company's trust preferred securities as a result of the adoption of FIN 46 at December 31, 2003, partially offset by an increase in the Bank's net interest income. The decline in the REIT's net interest income was primarily attributable to the reduction in the average balance of its loan portfolio offset partially by the decline in the average balance of its collateralized mortgage obligations. As previously discussed, the adoption of FIN 46 required that, beginning on January 1, 2004, the Company record the interest expense incurred on its junior subordinated debentures related to its trust preferred securities in the consolidated statements of income. The increase in the Bank's net interest income was primarily a result of an increase in the average balance of loans outstanding, reflecting an increase in loan production, an increase in the average balance of investments held-to-maturity, and a general decline in average cost of funds. The decline in average cost of funds resulted from deposits repricing to lower current market interest rates, as well as the addition of new interest bearing FHLB advances at lower current market interest rates. The increase in the Bank's net interest income was partially offset by a decline in the yield of its loan portfolio as higher yielding loans were repaid and replaced by new loan production at lower current market interest rates, as well as the increase in the average balance of interest bearing liabilities.

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ITLA Capital Corporation reports quarterly earnings
For the third quarter ended September 30, 2004

Non-interest income was $14.3 million for the nine months ended September 30, 2004, compared to $14.6 million for the same period last year. Non-interest income primarily consists of fee income earned in connection with the Bank's refund anticipation loan program ("RAL") with Household International, Inc. (Household), a wholly-owned subsidiary of HSBC Holdings plc (HSBC), consisting of $9.3 million of net premiums on the sale of RAL loans and $4.6 million of processing and administrative fees. RAL income earned during the same period last year was $9.0 million of net premiums on the sale of RAL loans and $4.6 million of processing and administrative fees, respectively. On June 24, 2004, the Company announced that it received final confirmation that Household and its affiliates would, effective this year, terminate their RAL and private label credit card programs with the Bank. Pursuant to the agreement, this termination comes without penalty to Household.

The provision for loan losses was $3.5 million for the nine months ended September 30, 2004, compared to $7.1 million for the same period last year. These provisions for loan losses were recorded to provide reserves adequate to support known and inherent losses in the portfolio and for specific charge-offs experienced through the nine months ended September 30, 2004 and 2003, respectively.

General and administrative expenses increased to $31.7 million for the nine months ended September 30, 2004, compared to $28.0 million for the same period last year. The increase was attributable to the development and continued national expansion of the ICE small balance multi-family real estate lending platform. During nine months ended September 30, 2004, the Company opened thirteen ICE loan production offices, and to date, there are eighteen ICE loan production offices open on the west coast, the eastern seaboard and the southwestern regions of the United States. The Company's efficiency ratio (defined as recurring general and administrative expenses as percentage of net revenue) was 41.4 percent for the nine months ended September 30, 2004, compared to 35.2 percent for the same period last year.

Loan originations for the nine months ended September 30, 2004 were $644.7 million, which consisted of $375.7 million of commercial real estate loans, $153.7 million of ICE small balance multi-family real estate loans, $69.2 million of film finance loans and $46.1 million of franchise loans. Loan originations for the same period last year were $471.3 million, which consisted of $294.4 million of commercial real estate loans, $98.3 million of ICE small balance multi-family real estate loans, $52.0 million of film finance loans and $26.6 million of franchise loans. During the same period last year, the Bank also purchased loans of $54.1 million.

Total assets increased to $2.0 billion at September 30, 2004 from $1.8 billion at December 31, 2003. The increase in total assets was due primarily to a $146.1 million increase in the Bank's loan portfolio, and a $198.0 million increase in investments held-to-maturity, partially offset by a $111.9 million decrease in cash and cash equivalents, and a $28.1 million decrease in the REIT's portfolio of loans held in trust. The increase in the loan portfolio was primarily due to the increased loan production and a decline in prepayment speeds experienced during the current period.

At September 30, 2004, nonperforming assets totaled $16.9 million or 0.83 percent of total assets as compared to $15.6 million or 0.86 percent as of December 31, 2003. The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by non-accrual loans) at September 30, 2004, was 205.2 percent as compared to 392.3 percent at December 31, 2003.

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ITLA Capital Corporation reports quarterly earnings
For the third quarter ended September 30, 2004

The allowance for loan losses as a percentage of the Company's total loans was 2.1 percent at September 30, 2004, as compared to 2.2 percent at December 31, 2003. During the quarter ended September 30, 2004, the Company had net loan charge-offs of $2.3 million compared to net charge-offs of $1.1 million for the same period last year. During the nine month period ended September 30, 2004, the Company had net charge-offs of $2.2 million, compared to $6.9 million during the same period last year.

At September 30, 2004, shareholders' equity totaled $193.7 million or 9.5 percent of total assets. The Company continued its stock repurchase program with the recent announcements of its eighth and ninth extensions of its stock repurchase program on August 12, 2004 and September 30, 2004, respectively. During the third quarter of 2004, the Company repurchased 364,083 shares at an average price of $41.33 per share. For the nine months ended September 30, 2004, the Company repurchased 491,128 shares at an average price of $42.02 per share. Since beginning share repurchases in April 1997, the Company has repurchased a total of 2,682,029 shares or 31.3 percent of the outstanding shares of common stock, returning approximately $57.5 million of capital to its shareholders at an average price of $21.45 per share. Through our stock repurchase program, approximately 90.0 percent of the Company's contributed capital has been returned to our shareholders. The Company's book value per share of common stock was $34.62 as of September 30, 2004, an increase of 10.6 percent and 11.3 percent from $31.30 per share as of December 31, 2003 and $31.10 per share as of September 30, 2003, respectively.

The Bank had Tier 1 leverage, Tier 1 risk based and total risk-based capital ratios at September 30, 2004 of 12.34 percent, 13.80 percent and 15.06 percent, respectively, which represents $134.9 million, $128.2 million and $83.1 million, respectively, of capital in excess of the amount required to be "well capitalized" for regulatory purposes. In addition, the Company, the Bank's holding company, had Tier 1 leverage, Tier 1 risk based and total risk-based capital ratios at September 30, 2004 of 13.38 percent, 15.00 percent, and 17.48 percent, respectively, which represents $159.0 million, $152.3 million and $126.5 million, respectively, of capital in excess of the amount required to be "well capitalized".

Haligowski concluded: "Through the nine months ended September 30, 2004, we have continued to demonstrate our resilience to market and economic challenges. Our ability to drive earnings and asset growth, while continuing to invest in the national expansion of our small balance multi-family lending platform has been achieved without compromising our credit quality and asset pricing disciplines to meet competitive market pressures. We are also committed to maximizing shareholder value through our stock repurchase program, which has been accretive to earnings per share and return on equity, while providing orderly liquidity in the open market for the Company's outstanding common stock."

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, fluctuations in interest rates, and changes in the relative differences between short and long term interest rates, levels of nonperforming assets, and operating results, the economic impact of terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The

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ITLA Capital Corporation reports quarterly earnings
For the third quarter ended September 30, 2004

Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2004 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

ITLA Capital Corporation is the largest financial services company headquartered in San Diego, California, and conducts its operations through Imperial Capital Bank and Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has seven retail branch locations and thirty-one lending offices located in California, Washington, Nevada, Arizona, Texas, the Southeast, the Mid Atlantic states, the Metro New York area, and New England.

For additional information, contact Timothy M. Doyle, Senior Managing Director and Chief Financial Officer at (858) 551-0511.

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ITLA Capital Corporation reports quarterly earnings
For the third quarter ended September 30, 2004

ITLA CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,
	2004	December 31,
	(unaudited)	2003
	(in thousands except share amounts)
Assets
Cash and cash equivalents	$ 66,461	$ 178,318
Investment securities available for sale, at fair value	64,421	53,093
Investment securities held to maturity, at amortized cost	198,028	-
Stock in Federal Home Loan Bank	23,008	17,966
Loans, net (net of allowance for loan losses of $33,655 and $31,573 as of September 30, 2004 and December 31, 2003, respectively)	1,583,657	1,436,849
Real estate loans held in trust (net of allowance for loan losses of $1,028 and $1,828 as of September 30, 2004 and December 31, 2003, respectively)	40,508	68,575
Interest receivable	8,994	8,958
Other real estate owned, net	-	7,048
Premises and equipment, net	6,250	5,766
Deferred income taxes	11,999	11,609
Goodwill	3,118	3,118
Other assets	23,392	26,915
Total assets	$2,029,836	$1,818,215
Liabilities and Shareholders' Equity
Liabilities:
Deposit accounts	$1,236,059	$1,147,017
Federal Home Loan Bank advances	489,535	362,135
Collateralized mortgage obligations	-	15,868
Accounts payable and other liabilities	23,935	19,696
Junior subordinated debentures	86,600	86,600
Total liabilities	1,836,129	1,631,316
Commitments and contingencies
Shareholders' equity:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Contributed capital - common stock, $.01 par value; 20,000,000 shares authorized, 8,562,196 and 8,447,294 issued as of September 30, 2004
and December 31, 2003, respectively	64,161	61,704
Retained earnings	190,319	165,407
Accumulated other comprehensive income, net	233	155
	254,713	227,266
Less treasury stock, at cost - 2,966,817 and 2,475,689 shares
as of September 30, 2004 and December 31, 2003, respectively	(61,006)	(40,367)
Total shareholders' equity	193,707	186,899
Total liabilities and shareholders' equity	$2,029,836	$1,818,215

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ITLA Capital Corporation reports quarterly earnings
For the third quarter ended September 30, 2004

ITLA CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED TATEMENTS OF INCOME
(UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	(in thousands except per share amounts)
	2004	2003	2004	2003
Interest income:
Loans, including fees	$27,983	$24,802	$83,321	$78,877
Real estate loans held in trust	543	1,407	2,065	5,036
Cash and investment securities	2,152	866	5,563	4,597
Total interest income	30,678	27,075	90,949	88,510
Interest expense:
Deposit accounts	6,632	5,544	19,631	18,681
Federal Home Loan Bank advances	2,343	1,367	4,248	3,855
Collateralized mortgage obligations	-	204	71	885
Junior subordinated debentures	1,569	-	4,559	-
Total interest expense	10,544	7,115	28,509	23,421
Net interest income before provision for loan losses	20,134	19,960	62,440	65,089
Provision for loan losses	1,100	750	3,450	7,100
Net interest income after provision for loan losses	19,034	19,210	58,990	57,989
Non-interest income:
Premium on sale of loans, net	-	-	9,284	8,983
Late and collection fees	74	61	259	192
Other	(239)	716	4,731	5,379
Total non-interest income	(165)	777	14,274	14,554
Non-interest expense:
Compensation and benefits	4,938	4,610	16,540	14,735
Occupancy and equipment	1,471	1,236	4,321	3,502
Other	3,472	3,112	10,860	9,755
Total general and administrative	9,881	8,958	31,721	27,992
Real estate owned expense, net	32	220	113	373
Provision for losses on other real estate owned	-	-	1,000	370
(Gain) loss on sale of other real estate owned, net	(61)	389	(415)	60
Total real estate owned expense, net	(29)	609	698	803
Total non-interest expense	9,852	9,567	32,419	28,795
Income before provision for income taxes and
minority interest in income of subsidiary	9,017	10,420	40,845	43,748
Minority interest in income of subsidiary	-	1,540	-	4,506
Income before provision for income taxes	9,017	8,880	40,845	39,242
Provision for income taxes	3,519	3,473	15,933	15,324
NET INCOME	$ 5,498	$ 5,407	$24,912	$23,918
BASIC EARNINGS PER SHARE	$ 0.91	$ 0.90	$ 4.04	$ 3.97
DILUTED EARNINGS PER SHARE	$ 0.86	$ 0.83	$ 3.80	$ 3.69

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